ARTICLES OF AMENDMENT

                              FOR

                        SHOPSS.COM, INC.

                       a Utah Corporation


   The undersigned certify that:

  1. They are the president and secretary, respectively, of Shopss.com, Inc.

  2. Article I of the Articles of Incorporation of this corporation is amended to read as follows:

     "The name of this corporation shall be:  AccessTel, Inc."

  3. Article IV of the Articles of Incorporation of this corporation is amended to read as follows:

     "The total number of shares of capital stock which the Corporation has authority to issue is 120,000,000 shares, of which (i) 100,000,000 shares shall be designated Common Stock, having a par value of $0.001 per share, and (ii) 20,000,000 shares shall be designated Preferred Stock, having a par value of $1.00 per share. The Board of Directors shall have authority to fix by resolutions the designations and powers, voting rights, preferences, conversion and other rights and the qualifications, limitations or restrictions of such Preferred Stock, including the number of shares of any series, to the full extent permitted by the Utah Business Corporation Act."

  4. The foregoing amendment of Articles of Incorporation has been duly approved by the board of directors and a majority of the shareholders of this corporation, such shareholders representing 17,289,696 of the 31,416,140 shares of common stock outstanding on the record date of December 18, 2000.


   We further declare under penalty of perjury under the laws of the State of Utah that the matters set forth in this certificate are true and correct of our own knowledge.


   DATE:  January 23, 2001

                                  /S/ LAWRENCE LIANG
                                  ______________________________________
                                  Lawrence Liang, Chief Executive Officer
                                  and President


                                  /S/ STUART BOCKLER
                                  _______________________________________
                                  Stuart Bockler, Chief Financial Officer
                                  and Secretary